December 2011 Preliminary Terms No. 1 Registration Statement No. 333-178081 Dated November 22, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the underlying commodity index’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors are exposed to the risk of loss of some or all of their investment due to the trigger feature.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing value of the underlying commodity index on the valuation date.  There is no minimum payment at maturity, and you could lose your entire investment.  The Trigger PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	December 22, 2011
Original issue date:	December 28, 2011 (3 business days after the pricing date)
Maturity date:	December 28, 2015
Aggregate principal amount:	$
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Underlying index publisher:	CME Group Index Services LLC together with UBS Securities LLC
Payment at maturity:
If the final index value is greater than the initial index value: $1,000 + leveraged upside payment.
If the final index value is less than or equal to the initial index value and is greater than or equal to the trigger level: $1,000
If the final index value is less than the trigger level: $1,000 × index performance factor. This amount will be less than 65% of the stated principal amount and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	150% to 160%. The actual leverage factor will be determined on the pricing date.
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Trigger level:	65% of the initial index value
Initial index value:	The official settlement price of the underlying commodity index on the pricing date.
Final index value:	The official settlement price of the underlying commodity index on the valuation date.
Valuation date:	December 22, 2015, subject to adjustment for non-index business days and market disruption events.
Interest:	None
CUSIP:	617482K94
ISIN:	US617482K944
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$1,000	$	$
Total	$	$	$
(1) The price to public for investors purchasing the notes in fee-based advisory accounts will be $975 per note.
(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $      for each Trigger PLUS they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $         per Trigger PLUS. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity PLUS dated November 21, 2011                         Prospectus dated November 21, 2011

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015 (the “Trigger PLUS”) can be used:

▪	To gain access to the underlying commodity index and provide diversification of underlying asset class exposure
▪
As an alternative to direct exposure to the underlying commodity index that potentially outperforms the underlying commodity index in a bullish scenario with no limitation on the appreciation potential

▪	To achieve similar levels of exposure to the underlying commodity index as a direct investment while using fewer dollars by taking advantage of the leverage factor
▪
To provide limited protection against a loss of principal in the event of a decline of the underlying commodity index on the valuation date but only if the final index value is greater than or equal to the trigger level

Maturity:	4 years

Leverage factor:	150% to 160%. The actual leverage factor will be determined on the pricing date.

Trigger level:	65% of the initial index value

Interest:	None

Dow Jones-UBS Commodity IndexSM Overview
The Dow Jones-UBS Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of futures contracts on nineteen physical commodities.  The Dow Jones-UBS Commodity IndexSM is calculated, maintained and published daily by CME Group Index Services LLC together with UBS Securities LLC.
Index information as of November 18, 2011
	Bloomberg Ticker Symbol*	Current Value	52 Weeks Ago	52 Week High	52 Week Low
Dow Jones-UBS Commodity IndexSM	DJUBS	144.8980	146.5572	175.4211 (on 4/29/2011)	138.3527 (on 10/4/2011)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The initial index value and the final index value will be determined based on the official settlement prices published by the underlying index publisher.

Daily Official Settlement Prices of the Dow Jones – UBS Commodity IndexSM January 1, 2006 through November 18, 2011

December 2011	Page 2

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 4-year investment offers 150% to 160% leveraged upside on the positive price performance of the underlying commodity index. The actual leverage factor will be determined on the pricing date.

Investors can use the Trigger PLUS to potentially increase returns and provide limited protection against a loss of principal due to the trigger feature.

Trigger Feature
At maturity, even if the underlying commodity index has declined over the term of the notes, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.

Leverage Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying commodity index in a bullish scenario.

How Trigger PLUS Work

Upside Scenario
The final index value is greater than the initial index value and, at maturity, you receive a full return of principal as well as 150% to 160% of the increase in the price of the underlying commodity index. The actual leverage factor will be determined on the pricing date.

No Trigger Scenario
The final index value is less than or equal to the initial index value but greater than or equal to the trigger level. In this case, you receive the full stated principal amount at maturity even though the underlying commodity index has depreciated.

Downside Scenario
The final index value is less than the trigger level. In this case, the Trigger PLUS redeem for an amount that is less than the stated principal amount by an amount proportionate to the decline in the price of the underlying commodity index on the valuation date from the initial index value. This amount will be less than 65% of the stated principal amount and could be zero.

Summary of Selected Key Risks (see page 10)

▪	The Trigger PLUS do not pay interest or guarantee any return of your principal.

▪	The market price of the Trigger PLUS may be influenced by many unpredictable factors.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

▪
Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity index, in commodity or in the commodities futures contracts that underlie the underlying commodity index.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Adjustments to its underlying commodity index could adversely affect the value of the securities.

▪	The underlying commodity index may in the future include contracts that are not traded on regulated futures exchanges.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the Trigger PLUS.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Trigger PLUS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

December 2011	Page 3

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for Commodity PLUS and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the performance of the underlying commodity index as of the valuation date.  There is no minimum payment at maturity, and you could lose your entire investment.  The Trigger PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 22, 2011	December 28, 2011 (3 business days after the pricing date)	December 28, 2015, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Underlying index publisher:	CME Group Index Services LLC together with UBS Securities LLC
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the final index value is greater than the initial index value: $1,000 + leveraged upside payment.

If the final index value is less than or equal to the initial index value and is greater than or equal to the trigger level: $1,000

If the final index value is less than the trigger level: $1,000 × index performance factor. This amount will be less than 65% of the stated principal amount and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	150% to 160%. The actual leverage factor will be determined on the pricing date.
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Trigger level:	65% of the initial index value
Initial index value:
The official settlement price of the underlying commodity index on the pricing date, subject to adjustment in the event of a market disruption event or a non-index business day.

If the initial index value as finally made available by the underlying index publisher differs from the initial index value specified in the pricing supplement, we will include the definitive initial index value in an amended pricing supplement.

Final index value:	The official settlement price of the underlying commodity index on the valuation date, subject to adjustment in the event of a market disruption event or a non-index business day.
Valuation date:	December 22, 2015, subject to adjustment for non-index business days and market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

December 2011	Page 4

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	617482K94
ISIN:	US617482K944
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although the issuer believes that, under current law, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a Trigger PLUS.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange; and
▪ upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in swaps or futures contracts on the underlying commodity index or on commodities that underlie the underlying commodity index or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could increase the initial index value, and, as a result, could increase the level above which the underlying commodity index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the final index value and, accordingly, the payment that investors will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

December 2011	Page 5

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

December 2011	Page 6

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $ for each Trigger PLUS they sell; provided that dealers selling to investors purchasing the Trigger PLUS in fee-based advisory accounts will receive a sales commission of $          per Trigger PLUS.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary is a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2011	Page 7

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	155%
Trigger level:	65% of the initial index value

How it works

▪
If the final index value is greater than the initial index value, an investor would receive the $1,000 stated principal amount plus 150% to 160% of the appreciation of the underlying commodity index over the term of the Trigger PLUS.  In the payoff diagram, the investor would receive the $1,000 stated principal amount plus the hypothetical leverage factor of 155% of the appreciation of the underlying commodity index.

▪	If the underlying commodity index appreciates 4%, the investor would receive a 6.2% return, or $1,062 per Trigger PLUS.

▪	If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level, the investor would receive the $1,000 stated principal amount.

▪
If the final index value is less than the trigger level, the investor would receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the final index value from the initial index value.

▪	If the underlying commodity index depreciates 40%, the investor would lose 40% of the principal and receive only $600 per Trigger PLUS at maturity, or 60% of the stated principal amount.

December 2011	Page 8

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

Payment at Maturity
At maturity, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the final index value, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

$1,000    +    leveraged upside payment:

If the final index value is less than or equal to the initial index value and greater than or equal to the trigger level, you will receive a payment at maturity equal to:

the stated principal amount of $1,000

If the final index value is less than the trigger level, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the price of the underlying commodity index on the valuation date from the initial index value, which will be equal to:

$1,000    ×    index performance factor

Principal		Index performance factor
$1,000	x	final index value initial index value

Because the index performance factor will be less than 0.65 under this scenario, the payment at maturity will be less than 65% of the stated principal amount and could be zero.

December 2011	Page 9

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee any return of your principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final index value is less than the trigger level (which is 65% of the initial index value), the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the final index value from the initial index value.  See “How the Trigger PLUS Work” on page 8 above.

▪
The market price of the Trigger PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value and volatility (frequency and magnitude of changes in value) of the underlying commodity index and the price and volatility of the commodities futures contracts that underlie the underlying commodity index, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity index or commodities markets generally and which may affect the final index value, trends of supply and demand for the underlying commodity index at any time, as well as the effects of speculation or any government activity that could affect the underlying commodity index market, the time remaining until the Trigger PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the underlying commodity index market is subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Trigger PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Trigger PLUS prior to maturity may result in a loss.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity index, in commodity or in the commodities futures contracts that underlie the underlying commodity index.  Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity index or the commodities futures contracts that underlie the underlying commodity index.  By purchasing the Trigger PLUS, you are taking credit risk of Morgan Stanley and not to any counterparty to futures contracts on the underlying commodity index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger

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PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
Adjustments to its underlying commodity index could adversely affect the value of the securities.  CME Group Index Services LLC, in conjunction with UBS Securities LLC, is responsible for calculating, maintaining and publishing the underlying commodity index.  CME Group Index Services LLC and UBS Securities LLC can add, delete or substitute the contracts underlying the index or make other methodological changes that could change the value of the underlying commodity index.  CME Group Index Services LLC and UBS Securities LLC may discontinue or suspend calculation or dissemination of the underlying commodity index at any time.  Any of these actions could adversely affect the value of the securities.  In the event that the underlying commodity index is discontinued, MSCG, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying commodity index and is permitted to consider indices that are calculated and published by MSCG or any of its affiliates.

▪
The underlying commodity index may in the future include contracts that are not traded on regulated futures exchanges.  The underlying commodity index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the underlying commodity index continues to be composed exclusively of regulated futures contracts.  As described below, however, the underlying commodity index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the Trigger PLUS. The underlying commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the Trigger PLUS.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the value of the underlying commodity index and the value of your securities in varying and potentially inconsistent ways.

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▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Trigger PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of the underlying commodity index and, therefore, the value of the Trigger PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MSCG will determine the initial index value and final index value, the index performance factor or the index percent increase, as applicable, and calculate the amount of cash, if any, you receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index or positions in any other available instruments that we may wish to use in connection with such hedging.  Some of our subsidiaries also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the level above which the underlying commodity index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the final index value and, accordingly, the payment that you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Fact Sheet―General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because a Trigger PLUS provides for the return of principal except where the final index value has declined below the trigger level, the risk that the Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with

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retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Commodity Index

The Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM is currently composed of futures contracts on nineteen physical commodities, is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only.  The Dow Jones-UBS Commodity IndexSM is calculated, maintained and published by CME Group Services LLC, in conjunction with UBS Securities LLC.  The Dow Jones-UBS Commodity IndexSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the underlying commodity index.  The Dow Jones-UBS Commodity IndexSM was formerly known as the Dow Jones-AIG Commodity IndexSM.  On May 6, 2009, UBS Securities LLC acquired AIG Financial Product Corp.’s commodity business, as a result of which the Dow Jones-AIG Commodity IndexSM became re-branded, and on May 8, 2009 began being published as the Dow Jones-UBS Commodity IndexSM.  Furthermore, on November 4, 2011, McGraw-Hill and CME Group, the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones-UBS Commodity IndexSM.  McGraw-Hill and CME Group expect S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

For more information, see “Annex II—Certain Additional Commodity Index Information— Dow Jones-UBS Commodity IndexSM” in the accompanying prospectus supplement.

License Agreement among CME Group Index Services LLC, UBS AG, UBS Securities LLC and Morgan Stanley.

“Dow Jones®,” “UBS®,” “The Dow Jones-UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks or trademarks of Dow Jones Trademark Holdings LLC and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

The license agreement among CME Group Index Services LLC, UBS AG, UBS Securities LLC and Morgan Stanley provides that the following language must be set forth in this document:

The Trigger PLUS are not sponsored, endorsed, sold or promoted by CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Trigger PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the Trigger PLUS particularly.  The only relationship of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the underlying commodity index, which is determined, composed and calculated by UBS Securities LLC in conjunction with CME Group Index Services LLC without regard to Morgan Stanley or the Trigger PLUS.  CME Group Index Services LLC and UBS Securities LLC have no obligation to take the needs of Morgan Stanley or the owners of the Trigger PLUS into consideration in determining, composing or calculating DJ-UBSSM.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Trigger PLUS to be issued or in the determination or calculation of the equation by which the Trigger PLUS are to be converted into cash.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to investors in the Trigger PLUS, in connection with the administration, marketing or trading of the Trigger PLUS.  Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Trigger PLUS currently being issued by Morgan Stanley, but which may be similar to and competitive with the Trigger PLUS.  In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Trigger PLUS.

This document relates only to the Trigger PLUS and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the Trigger PLUS should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in the pricing

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supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Trigger PLUS.  None of CME Group Index Services LLC, Dow Jones Trademark Holdings LLC, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CME GROUP INDEX SERVICES LLC, DOW JONES TRADEMARK HOLDINGS LLC, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG CME GROUP INDEX SERVICES LLC, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

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Historical Information

The following table sets forth the published high and low official settlement prices, as well as end-of-quarter official settlement prices, for the underlying commodity index for each quarter in the period from January 1, 2006 through November 18, 2011.  The official settlement price on November 18, 2011 was 144.8980.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity index should not be taken as an indication of future performance.  We cannot give you any assurance that the underlying commodity index will appreciate over the term of the Trigger PLUS so that you will receive a payment in excess of the stated principal amount of the Trigger PLUS.

Dow Jones – UBS Commodity IndexSM	High	Low	Period End
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.1740	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter	162.3929	138.4738	162.3929
2011
First Quarter	169.5579	157.5752	169.5579
Second Quarter	175.4211	154.6622	158.1349
Third Quarter	165.8254	140.2016	140.2016
Fourth Quarter (through November 18, 2011)	150.8745	138.3527	144.8980

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